Exhibit 10.5

June 9, 2014

Mr. John C. Black

536 Roycroft Ave.

Long Beach, CA 90814

RE: Separation and Consulting Agreement

Dear John:

As you are aware, last week we jointly announced the proposed combination of 1st Enterprise Bank (“FENB”) and California United Bank (“CUB”), to form what will be the premier business bank in the Southern California market. Your participation in the planning for this event has been critical and we are grateful and pleased that you will be continuing with the combined company as an Executive Consultant.

While you have previously heard from FENB with regard to your Employment Agreement and Change in Control Payment, we are pleased to discuss your retention as an Executive Consultant to California United Bank and CU Bancorp for a one year term, beginning with the closing of the merger transaction (the “Closing”).

Immediately following the Closing your employment with California United Bank will terminate and you will assume the role of Executive Consultant. A condition precedent to the commencement of the arrangement discussed in this letter will have been your execution of the Waiver and Release Agreement as required in your Employment Agreement with FENB dated September 19, 2012 (the “Employment Agreement”).

In your role as Executive Consultant, at the request of the Chief Executive Officer of CUB for a period of one year (the “Consulting Term”), you agree to assist in the maintenance of FENB and CUB’s customer, investor, employee and community relationships, deposit base and commercial lending, including without limitation services of the following types:

a.	provision of specific information regarding the service requirements of specific customers and their business and financial practices;

b.	identification of and introduction to prospective customers of Bank;

c.	business calls to existing and potential customers with other officers;

d.	advice regarding specific employee relations and issues;

e.	assistance in development of marketing plans;

f.	assistance in fostering continued relationships with customers of CUB to whom you provided services or as to which you were their primary contact at FENB;

John C. Black

June 9, 2014

g.	assisting in litigation or arbitration matters involving FENB or CUB, including appearing for depositions;

h.	attendance at meetings; and

i.	performance of special projects as yet undetermined.

You will not have an assigned office at any CUB facility, but will retain use of a corporate email address and any FENB owned phone, IPad or computer, as more fully discussed below.

In consideration of the Agreement as set forth in this letter, CUB will pay you a consulting fee of $13,958.33 per month for the Consulting Term.

During the Consulting Term, you shall be available to provide consulting services to CUB upon reasonable notice and at reasonable times on a monthly basis not to exceed 40 hours. During the Consulting Term you shall be entitled to: (i) Assistance of CUB personnel, including but not limited to a secretary for the express purposes of completing the obligations hereunder; (ii) Reimbursement of reasonable expenses incurred in the performance of the Consulting Services in accordance with CUB’s standard policies and procedures. All expenses shall be of a type which is deductible to CUB and any claim shall be accompanied by receipts in form and type acceptable under CUB’s standard policies and procedures. Individual expenses in excess of $ $500 and aggregate expenses in excess of $1,000 shall require prior written approval of the Chief Executive Officer of CUB; (iii) Use of a company email address; (iv) Use of any company electronic equipment currently utilized including cellular telephone, IPad, and computer (upon execution of standard agreements with CUB with regard to personal electronic devices and compliance with applicable information security requirements); and (v) Reimbursement for parking at company offices.

You agree that at all times during the Consulting Term you shall be deemed an independent Contractor. Except as expressly provided in this Agreement (and in your Employment Agreement), you shall not be entitled to any other payments, nor be included in any benefits or payments afforded to CUB employees (except to the extent that you are due amounts under your Employment Agreement). You shall be responsible for all liability insurance, workers’ compensation insurance, disability insurance, and all federal and state taxes. You agree to fully indemnify CUB against any and all obligations including your tax and insurance liabilities. CUB shall issue a Form 1099 with respect to the payments made to you under this Agreement, and CUB will not make any withholdings or deductions from those payments.

You also agree that during the Consulting Term you will comply with your obligations and duties under the Non-Solicitation and Confidentiality Agreement dated June 2, 2014. You reaffirm your continuing obligations under your Employment Agreement and the Non-Solicitation and Confidentiality Agreement to CUB herein.

CUB and you jointly declare and represent that no promise, inducement or agreement not herein expressed has been made to either party and that this Agreement contains the full and entire agreement between and among the parties, and that the terms of this Agreement are contractual and not a mere recital.

John C. Black

June 9, 2014

You will have the option to terminate this consulting Agreement and your consulting services during the first six months of the Consulting Term upon 30 days written notice to CUB in order to accept employment with a “Financial Institution” that does not operate any office providing “Financial Services” in the “Restricted Territory” as such terms are defined in your Non-Solicitation and Confidentiality Agreement with CUB.

You will also have the option to terminate this consulting Agreement and your consulting services during the last six months of the Consulting Term upon 30 days written notice to CUB in order to accept employment with a Financial Institution that operates one or more offices providing Financial Services in the Restricted Territory.

All rights to further compensation shall cease upon such early termination, but you will remain subject to your obligations under the Non-Solicitation and Confidentiality Agreement for the remainder of its term and continue to comply with your obligations and duties under the Employment Agreement.

At the end of the Consulting Term you agree to promptly return all property or proprietary information belonging to CUB, including all computers, cellular telephones, and any document or property you generated during your employment or consulting at CUB.

The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. Any dispute arising out of or related to this Agreement shall be resolved in accordance with the Arbitration Clause of the Employment Agreement as if this Agreement was set out in full therein.

If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

You acknowledge that you have read this Agreement and know its contents and fully understand it. You acknowledge that you have fully discussed this Agreement with an attorney to the extent desired, or have had the opportunity to do so, and fully understand the consequences of this Agreement.

John C. Black

June 9, 2014

I look forward to working with you to build a successful and prosperous bank for all of our shareholders, customers and employees.

Sincerely,

David I. Rainer, President and Chief Executive Officer

CU Bancorp and California United Bank

Agreed and Accepted

Dated:	June 10, 2014

/s/ John C. Black
John C. Black